Exhibit 21.1a

Moore Kazakhstan
3rd floor, Business Centre Centro D,
Kayym Mukhamedkhanova str. 5, Astana
T +7 7172 799904
E info@moore.kz
kazakhstan.moore-global.com

14 May 2024

Director of

Prime Source LLP

Eugene Sherbinin

Dear Mr. Sherbinin,

We hereby consent to the inclusion of our Auditors’ Report, dated 13 May 2024, on the combined financial statements of Prime Source LLP, Prime Source Innovation LLP, Prime Source Analytic Systems LLP, InFin IT Solution LLP and Digitalism LLP, companies registered under the laws of the Republic of Kazakhstan, which comprise the combined statement of financial position as at 31 December 2023, the combined statement of profit or loss and other comprehensive income, the combined statement of cash flows of and the combined statement of changes in equity for the year then ended, and notes to the combined financial statements, including a summary of significant accounting policies, respectively, in Genius Group Ltd’s Form 20-F. We also consent to application of such report to the financial information in the Report in Genius Group Ltd’s Form 20-F, when such financial information is read in conjunction with the combined financial statements referred to our report.

Sincerely,

/s/ Serik Kozhikenov
Serik Kozhikenov
Partner

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